EXHIBIT 5.1
[ECHOSTAR HOLDING CORPORATION LETTERHEAD]
EchoStar Holding Corporation
90 Inverness Circle E.
Englewood, Colorado 80112
Re: Registration Statement on Form S-8 (the “Registration Statement”)
Gentlemen:
I am Executive Vice President, Corporate Secretary and General Counsel of EchoStar Holding Corporation, a Nevada corporation formed in October 2007 (the “Company”), and have acted as such in connection with the authorization to issue up to: (i) 16,000,000 shares of the Company’s Class A Common Stock, par value of $0.001 per share (the “Common Shares”), issued or to be issued under the Company’s 2008 Stock Incentive Plan (the “2008 Stock Plan”); (ii) 360,000 Common Shares issued or to be issued under the Company’s 2008 Employee Stock Purchase Plan (the “2008 ESPP”); (iii) 250,000 Common Shares, issued or to be issued under the Company’s 2008 Nonemployee Director Stock Option Plan (the “2008 Nonemployee Director Plan”); and (iv) 4,000,000 Common Shares that may be issued upon conversion of 4,000,000 shares of Class B Common Stock, par value $0.001 per share, of EchoStar Holding Corporation issued or to be issued under the Company’s 2008 Class B CEO Stock Option Plan (the “2008 CEO Plan”) (the 2008 Stock Plan, 2008 ESPP, 2008 Nonemployee Director Plan and 2008 CEO Plan collectively referred to as the “Plans”).
I have reviewed originals, or copies certified or otherwise identified to my satisfaction as copies of originals, of the various proceedings taken by the Company to effect such authorizations, and have examined such other agreements, instruments, documents and corporate records of the Company as I have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.
Based upon the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the Common Shares of the Company issuable pursuant to the Plans have been duly authorized for issuance and will be legally issued, fully paid and non-assessable when issued as provided in the Plans.
I am admitted to practice only in the State of Colorado and do not purport to be an expert on the laws of any other jurisdiction other than the laws of the State of Colorado and Federal law.
I consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Plans.

Very truly yours, EchoStar Holding Corporation
/s/ R. Stanton Dodge

R. Stanton Dodge
Executive Vice President, Corporate Secretary and General Counsel